Exhibit 99.1

Xspand Products Lab Announces Transformative Acquisition of Strategic Partner, Edison Nation LLC

Accretive Acquisition Provides Runway for Significant Growth Through Open Innovation

Phillipsburg, New Jersey – July 2, 2018 – Xspand Products Lab, Inc. (“Xspand”), a full-service product development company, today announced that it has signed a member purchase agreement to acquire 100% of the common membership interests of their previously announced strategic partner, Edison Nation, LLC (“Edison Nation”), for total consideration of $850,000 and 990,000 shares of common stock and assumption of debt. The acquisition is expected to close by the end of July 2018.

Edison Nation operates an open innovation marketplace for consumer and medical product ideas and intellectual property. They have received over 100,000 idea submissions from innovators, including independent inventors, corporate and governmental agencies, universities and hospitals and their respective communities and employees, and their successfully licensed products have sold in excess of $250 million at retail.

Edison Nation provides corporate partners with complete, fully managed, turn-key open innovation solutions to accept, review and acquire ideas on a confidential basis from their employees, customers and our community members. Partners engage Edison Nation to find them new products to acquire and Edison Nation aggregates ideas for them from inventors around the world. Edison Nation has managed over 300 innovation campaigns in their marketplace for clients, who include many of the largest manufacturers and retailers in the world such as Amazon, Bed Bath and Beyond, HSN, Rite Aid, P&G, Jarden and more.

In connection with the acquisition, Louis Foreman, the founder, CEO and majority shareholder of Edison Nation, will join Xspand as an Independent Director, effective upon closing.

“Today, innovation is alive and well, but the needs of our community have grown,” said Louis Foreman, CEO of Edison Nation. “With the advent of crowdfunding and e-commerce, the way new products are brought to market has changed. Innovators now need the ability to not only share their ideas but also introduce them to consumers quickly and effectively. Our acquisition by Xspand Products Lab meets these needs by unleashing services and resources to not only develop products, but also to manufacture and distribute them. For 10 years, Edison Nation has been the trusted marketplace for innovators to share their ideas, this is not going to change, it’s only going to get bigger.”

“We are very pleased to welcome the Edison Nation community to the Xspand family,” said Chris Ferguson, Chief Executive Officer of Xspand Products Lab. “The acquisition of Edison Nation provides not only an experienced team and wholesale selection of micro-brands for us to leverage, but more importantly, provides a platform that I believe will drive future growth for years to come. The ability to efficiently aggregate innovation, combined with Xspand’s de-risked product development model, will enable innovators to rapidly address opportunities in the most efficient manner possible.”

“We look forward to working with the Edison Nation community to bring their ideas and inventions to life. Together, I am confident that we will be a driving force behind the next wave of internationally recognized products, which we believe may lead to significant value creation both for innovators and our shareholders,” concluded Ferguson.

About Edison Nation, LLC

Since 2008, Edison Nation has been the go-to resource for independent innovators with great consumer product invention ideas. The company is the only innovation partner with multiple commercialization channels to bring new product ideas – from sketches, to proof of concept prototypes and late-stage inventions – to consumers worldwide. The community platform has generated hundreds of millions at retail. The company is committed to bringing new consumer innovation to market through its secure and proprietary platform found at www.EdisonNation.com.

About Xspand Products Lab, Inc.

Xspand Products Lab, Inc. is a vertically integrated and full-service product development and manufacturing company, including design, sales, fulfillment and shipping. Xspand's model is to provide a risk mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.xspandproductslab.com.

Safe Harbor

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing Xspand’s views as of any subsequent date. Such forward-looking statements are based on information available to Xspand as of the date of this release and involve a number of risks and uncertainties, some beyond Xspand’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for Xspand’s products, any difficulty in marketing Xspand’s products in global markets, competition in the market for consumer products, any inability to raise capital to fund operations and service Xspand’s debt. Additional information that could lead to material changes in Xspand’s performance is contained in its filings with the SEC. Xspand is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449
XSPL@mzgroup.us